                                 EXHIBIT 99.1

             Press Release of the Company dated November 13, 1998

                                                                    EXHIBIT 99.1

GORGES/QUIK-TO-FIX FOODS, INC., ANNOUNCES RESULTS OF THE FISCAL FOURTH QUARTER,
                       AND ANNUAL RESULTS FOR FISCAL 1998

Dallas--Gorges/Quik-to-Fix Foods, Inc. today announced that its sales increased approximately $0.1 million, or 0.2%, from $56.9 million in the thirteen week quarter ended September 27, 1997 to approximately $57.0 million in the fourteen week quarter ended October 3, 1998. Sales in pounds for the fiscal fourth quarter decreased approximately 1.1 million pounds, or 2.5%, from 44.7 million pounds in the thirteen week quarter ended September 27, 1997 to approximately
43.6 million pounds in the fourteen week quarter ended October 3, 1998. Value added product sales decreased approximately 0.1 million pounds, or 0.4%, from
25.6 million pounds in the thirteen week quarter ended September 27, 1997 to approximately 25.5 million pounds in the fourteen week quarter ended October 3, 1998, primarily a result of lost national account business. Ground beef product sales decreased approximately 1.0 million pounds, or 5.2%, from 19.1 million pounds in the thirteen week quarter ended September 27, 1997 to approximately
18.1 million pounds in the fourteen week quarter ended October 3, 1998, primarily a result of a large club store customer not renewing its contract with the Company.

Sales decreased approximately $3.1 million, or 1.5%, from $204.7 million in the pro-forma fifty-two week year ended September 27, 1997 to approximately $201.6 million in the fifty-three week year ended October 3, 1998. This decrease reflects decreased sales volume of value-added products, partially offset by increased sales volume of ground beef products and the additional week in fiscal 1998. Ground beef sales increased approximately 1.6 million pounds, or 2.6%, from 62.1 million pounds in the pro-forma fiscal year ended September 27, 1997 to approximately 63.7 million pounds in the fiscal year ended October 3, 1998. Value added product sales decreased approximately 1.1 million pounds, or 1.2%, from 93.6 million pounds in the fiscal year ended September 27, 1997 to approximately 92.5 million pounds in the fiscal year ended October 3, 1998. The decrease in value added product sales reflects weakness in the Company's national accounts segment partially offset by an increase in lower margin sales of co-pack product (product manufactured for sale to other manufacturers or marketers).

Operating income/(loss) (income before interest, taxes and other non-operating items) decreased approximately $21.1 million from $4.1 million in the thirteen week quarter ended September 27, 1997 to approximately ($17.0) million in the fourteen week quarter ended October 3, 1998. EBITDA (earnings before interest, taxes, depreciation and amortization), decreased approximately $6.8 million, or 96.0%, from $7.1 million in the thirteen week quarter ended September 27, 1997 to approximately $0.3 million in the fourteen week quarter ended October 3, 1998.

The decreases in operating income and EBITDA are partially the result of lower sales levels and the Company's efforts to reduce inventories, which has resulted in lower production volumes and increased per pound plant conversion costs. The Company has reduced levels of inventory by approximately $13.4 million, or 45.7%, since December 27, 1997, including a reduction of approximately $6.5 million in the in the fourteen week quarter ended October 3, 1998, a 28.7% reduction from June 27, 1998. The decreases in operating income and EBITDA were also the result of a lower of cost or market inventory re-valuation resulting from substantial declines in inventory value caused by a decline in commodity beef prices in the second half of the current fiscal year and an adjustment in the Company's accounting estimates for sales, promotional and bid activity.

The Company's results for the fiscal year and fourteen week quarter ended October 3, 1998 include a restructuring charge of approximately $13.9 million resulting from the start of a plan of restructuring and the related impairment of the value of its Orange City, Iowa, ground beef facility. Excluding this charge, operating income decreased approximately $7.2 million from $4.1 million in the thirteen week quarter ended September 27, 1997 to approximately ($3.1) million in the fourteen week quarter ended October 3, 1998. The Company previously has announced its intent to discontinue production of raw ground beef. The Company has not yet completed the plan of restructuring, and anticipates that it may be required to take additional charges related to the plan in the first quarter of fiscal 1999.

As previously announced, the Company intends to exit the raw ground beef business and sell its raw ground beef production facility. The Company has made an offer to purchase for cash (the "Tender Offer") not less than $36,000,000 (the "Minimum Tender Condition") and up to $46,000,000 aggregate principal amount of its Senior Subordinated Notes Due 2006, Series B (the "Notes"). The consummation of the Tender Offer is subject to the satisfaction of a number of conditions, including: (a) the effectiveness of an amendment to the Company's credit facility, (b) the receipt by the Company through the Company's parent, Gorges Holding Corporation ("GHC"), of an equity contribution from CGW Southeast Partners III, L.P. ("CGW"), the majority shareholder of GHC, of not less than $11.5 million or such greater amount as is necessary to finance the payment of the Tender Offer consideration, (c) CGW providing to GHC up to $3.0 million, which will be provided to the Company and used to finance the December 1, 1998 interest payment on Notes outstanding after consummation of the Offer, (d) there having been validly tendered (and not withdrawn) prior to November 30, 1998, Notes representing not less than the Minimum Tender Condition, and (e) certain other conditions. All the conditions are mutually dependent, and all must be satisfied. Additional information about the Tender Offer and the Company's restructuring plan is available in the Company's Current Report on Form 8-K, dated October 29, 1998.

The financial information included in this press release is preliminary and has not been audited. The Company's audited financial statements for the fiscal year ended October 3, 1998 will be included in the Company's Annual Report on Form 10-K which the Company intends to file prior to January 1, 1999. The financial information included herein may be different from the final audited financial statements.

                             RESULTS OF OPERATIONS

                                  THIRTEEN WEEKS ENDED              FOURTEEN WEEKS ENDED
QUARTER ENDED                                  9/27/97                           10/3/98
----------------------------------------------------------------------------------------
Sales                                          $56,898                          $ 56,988
Gross Profit                                   $10,790                          $  6,482
Operating Income/Loss (pre
 Restructuring charges)(A)                     $ 4,101                          $ (3,111)
Operating Income/loss                          $ 4,101                          $(17,011)
Interest expense                               $ 4,042                          $  4,616
EBITDA                                         $ 7,134                          $    282

                                         PRO-FORMA (B)
FISCAL YEAR ENDED               52 WEEKS ENDED 9/27/97            53 WEEKS ENDED 10/3/98
----------------------------------------------------------------------------------------
Sales                                         $204,704                          $201,581
Gross Profit                                  $ 38,008                          $ 29,835
Operating Income (pre
 Restructuring charges)(A)                    $ 12,098                          $ (1,339)
Operating Income                              $ 12,098                          $(15,239)
Interest expense                              $ 16,398                          $ 17,243
EBITDA                                        $ 24,037                          $ 11,477

(A) Charges related to the overall restructuring of the Company including the exiting of the ground beef business and the related plant sale/closing.
(B) Pro-forma adjusted to include the two months of fiscal 1997, when the Company's operations were a part of Tyson Foods, Inc.


                              CAPITALIZATION TABLE

                                        PRE TENDER OFFER                                      PRO-FORMA(4)
                                             ACTUAL                                        POST TENDER OFFER
                                           OCTOBER 3,               TENDER OFFER               OCTOBER 3,
                                              1998                  ADJUSTMENTS                   1998
                                        ----------------            ------------           -----------------
                                                                    (Unaudited)               (Unaudited)
Current debt:
  Revolving credit facility                  $ 19,000                 $(19,000)(1)
  Term credit facility                         28,850                  (20,350)(1)               $ 8,500
Long term debt:
  Revolving credit facility                                             19,000 (1)                19,000
  Term credit facility                                                  20,350 (1)                20,350
  11.5% Senior Subordinated Notes             100,000 (5)              (48,000)(2)                52,000
                                             --------                 --------                   -------
Total debt                                    147,850                  (48,000)                   99,850

 Stockholders' equity                          10,572                   44,514 (3)                55,086
                                             --------                 --------                  --------
  Total capitalization                       $158,422                   (3,486)                 $154,936
                                             ========                 ========                  ========

----------------------
(1) To reflect changes in debt maturity based on the amendment negotiated to the Senior Credit Facilities, assumes the successful completion of the Tender Offer.
(2) To reflect the retirement of the minimum amount of the Notes to be purchased under terms of the Tender Offer, plus the conversion of the Notes already owned by the Company's majority shareholder.
(3) To reflect the equity effects of the successful completion of the minimum Tender Offer. The adjustments reflect an equity contribution from the current stockholders of $17.8 million, a $30.4 million gain on the early retirement of $48 million aggregate principle amount of the Notes, and an estimated $3.7 million in transaction expenses and write-off of origination fees related to the Notes and the Company's Senior Credit Facilities.
(4) Assumes that the above items in (1), (2) and (3) occurred on or before October 3, 1998.
(5)  Assumes no defaults occur prior to the issuance of the Company's 10-K.


Gorges/Quik-to-Fix Foods, Inc., is a leading producer, marketer and distributor of quality value added processed frozen food products; beef, and to a lesser extent pork and poultry products supplied primarily to the foodservice industry under its Gorges(R) and Quik-to-Fix(R) brands. In addition, the Company co-packs a variety of products for the retail trade as well as other foodservice outlets, and is also a converter of protein products under the USDA Commodity Reprocessing Program.

Certain statements in this press release regarding future expectations and financial performance, other than historical information, may be regarded as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on an assessment of a variety of factors, contingencies and uncertainties deemed relevant by management, including technological changes, competitive products and services, management issues, as well as risks described from time to time in the Company's Annual Report of Form 10-K for the fiscal year ended September 27, 1997, and its periodic reports to the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. As a result, the actual results realized by the Company could differ materially from the statements made herein. Also, there can be no assurance that the Tender Offer will be consummated. Consummation of the Tender Offer and satisfaction of the conditions to the Tender Offer are necessary to address the Company's long term financing needs. Readers of this report are cautioned not to place undue reliance on the forward-looking statements made in this press release.